Filed Pursuant to Rule 424(b)(3)

File No. 333-141095

ICAGEN, INC.

Prospectus Supplement No. 3 dated June 22, 2009, to the Prospectus dated May 1, 2007,

as supplemented by Prospectus Supplement No. 1 dated June 2, 2008 and Prospectus Supplement No. 2 dated April 17, 2009

The information in this prospectus supplement concerning the selling stockholders amends certain information in the prospectus set forth under the caption “Selling Stockholders”.

The sole purpose of this prospectus supplement is to modify the “Selling Stockholders” section to reflect (i) the transfer of a warrant to purchase shares of our common stock by SRB Greenway Capital, L.P., which is listed as a selling stockholder in the prospectus, to one of its affiliates, SRB Greenway Opportunity Fund, L.P., (ii) the transfer of a warrant to purchase shares of our common stock by SRB Greenway Capital (QP), L.P., which is listed as a selling stockholder in the prospectus, to one of its affiliates, SRB Greenway Opportunity Fund (QP), L.P., (iii) the transfer of a warrant to purchase shares of our common stock by SRB Greenway Offshore Operating Fund, L.P., which is listed as a selling stockholder in the prospectus, to one of its affiliates, SRB Greenway Opportunity Fund (QP), L.P., (iv) the addition of SRB Greenway Opportunity Fund, L.P. as a selling stockholder to replace SRB Greenway Capital, L.P. and (v) the addition of SRB Greenway Opportunity Fund (QP), L.P. as a selling stockholder to replace SRB Greenway Capital (QP), L.P. and SRB Greenway Offshore Operating Fund, L.P.

This prospectus supplement should be read in conjunction with the prospectus, as previously supplemented, which we refer to as the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the prospectus is not otherwise affected by this prospectus supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the table below supersedes in its entirety the information with respect to SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P. and SRB Greenway Offshore Operating Fund, L.P., in the table appearing under the heading “Selling Stockholders” in the prospectus, including the information on beneficial ownership set forth in footnote (25), (26) and (27) to such table. We are not updating any information with respect to any other selling stockholder set forth in the prospectus.

Name of Selling Stockholder (1)	Shares of Common Stock Beneficially Owned Prior To Offering**			Number of Shares of Common Stock Being Offered	Shares of Common Stock To Be Beneficially Owned After Offering (2)**
	Number		Percentage		Number	Percentage
SRB Greenway Opportunity Fund, L.P.	291,381	(25)	*	291,381	—	—
SRB Greenway Opportunity Fund (QP), L.P.	2,446,166	(26)	5.1%	2,446,166	—	—
SRB Greenway Opportunity Fund (QP), L.P.	107,050	(27)	*	107,050	—	—

*	Less than one percent
**	The percentages are based on 46,995,276 shares of common stock outstanding as of May 31, 2009.

(25)	Includes 75,543 shares of common stock issuable upon the exercise of warrants. BC Advisors, LLC is the general partner of SRB Management, L.P., which is the general partner of SRB Greenway Opportunity Fund L.P. and SRB Greenway Operating Fund (QP), L.P. Steven R. Becker is the sole principal of BC Advisors, LLC and has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

(26)	Includes 634,191 shares of common stock issuable upon the exercise of warrants. BC Advisors, LLC is the general partner of SRB Management, L.P., which is the general partner of SRB Greenway Opportunity Fund L.P. and SRB Greenway Operating Fund (QP), L.P. Steven R. Becker is the sole principal of BC Advisors, LLC and has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

(27)	Includes 27,753 shares of common stock issuable upon the exercise of warrants. BC Advisors, LLC is the general partner of SRB Management, L.P., which is the general partner of SRB Greenway Opportunity Fund L.P. and SRB Greenway Operating Fund (QP), L.P. Steven R. Becker is the sole principal of BC Advisors, LLC and has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.